Exhibit 99.1

AquaBounty Technologies Announces Pioneer, Ohio as Location for Planned Salmon Farm

MAYNARD, Mass., July 29, 2021 -- AquaBounty Technologies, Inc. (Nasdaq: AQB) (“AquaBounty” or the “Company”), a land-based aquaculture company utilizing technology to enhance productivity and sustainability, today announced that it has identified Pioneer, Ohio as the location for its planned large-scale farm for the Company’s proprietary genetically engineered salmon.

The new farm will be AquaBounty’s first large-scale commercial facility, with a planned annual production capacity of 10,000 metric tons – approximately eight times the size of its farm in Albany, Indiana, which has an annual production capacity of 1,200 metric tons. The Company is finalizing the design for the estimated 479,000 square foot facility and expects to invest over $200 million in the project.  Construction is slated to begin in late 2021 and the Company anticipates commercial stocking of salmon to commence in 2023. Once in operation, the farm is expected to bring over 100 new jobs to the region.

“We are excited to announce Pioneer, Ohio as the location of our next farm,” said Sylvia Wulf, Chief Executive Officer of AquaBounty. “After an intensive analysis of the site data and the completion of substantial due diligence, Pioneer met our selection requirements.   The Village of Pioneer, Williams County, the State of Ohio, JobsOhio and the Regional Growth Partnership have all been a pleasure to work with and are highly supportive of the economic benefits we plan to bring to the community.”

“The state of Ohio currently is finalizing a package of economic incentives to support AquaBounty’s location at the Pioneer site, as the plan for the new farm is contingent upon approval of state and local incentives.    Details of the site purchase have been agreed upon and we expect to begin construction by the end of the year,” concluded Wulf.

“AquaBounty’s decision to choose Ohio for its first large-scale aquaculture facility is more evidence that Ohio is emerging from the pandemic stronger than before,” said J.P. Nauseef, JobsOhio president and CEO. “This investment will bring 112 new jobs to Northwest Ohio, further solidifying the region’s role as a national leader in agribusiness production and distribution.”

About AquaBounty

AquaBounty Technologies, Inc. (NASDAQ: AQB) is a leader in the field of land-based aquaculture and the use of technology for improving its productivity and sustainability. The Company’s objective is to help ensure the availability of high-quality seafood to meet global consumer demand, while addressing critical production constraints in the most popular farmed species.

The Company’s genetically engineered salmon program is based upon a single, specific molecular modification in salmon that results in more rapid growth in early development. With aquaculture farms located in Prince Edward Island, Canada, and Indiana, United States, AquaBounty is raising salmon that is free of antibiotics and other contaminants, in land-based Recirculating Aquaculture Systems (“RAS”) which are designed to prevent disease and to include multiple levels of fish containment to protect wild fish populations.  AquaBounty’s solution offers a reduced carbon footprint and no risk of pollution of marine ecosystems, as compared to traditional sea-cage farming. For more information, please visit www.aquabounty.com.

Forward-Looking Statements

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, as amended, including regarding the Company’s job creation plans, anticipated size of its facility in Ohio, production capacity, timing of construction or commercial stocking, cost of construction, and amount to be invested in the project.  The forward-looking statements in this press release are neither promises nor guarantees, and you should not place undue reliance on these statements because they involve significant risks and uncertainties about AquaBounty. AquaBounty may use words such as “expect,” “anticipate,” “project,” “intend,” “slated to,” “plan,” “aim,” “believe,” “seek,” “estimate,” “can,” “focus,” “will,” and “may” and similar expressions to identify such forward-looking statements.  Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are risks relating to, among other things, whether or not AquaBounty will be able to raise capital, market and other conditions, AquaBounty’s business and financial condition, AquaBounty’s ability to secure required regulatory approvals and permits, and the impact of general economic, public health, industry or political conditions in the United States or internationally.  For additional disclosure regarding these and other risks faced by AquaBounty, see disclosures contained in AquaBounty’s public filings with the SEC, including the “Risk Factors” in the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. You should consider these factors in evaluating the forward-looking statements included in this press release and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof, and AquaBounty undertakes no obligation to update such statements as a result of new information, except as required by law.

Company Contact:
AquaBounty Technologies
Dave Conley
Corporate Communications
(613) 294-3078

Investor Relations:
Greg Falesnik or Luke Zimmerman
MZ Group - MZ North America
(949) 259-4987
AQB@mzgroup.us